CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 333-88103 on Form N-1A of our report dated September 29, 2009, relating to the financial statements and financial highlights of Lord Abbett Stock Appreciation Fund (formerly Lord Abbett Large-Cap Growth Fund), appearing in the Annual Report on Form N-CSR of Lord Abbett Stock Appreciation Fund, for the year ended July 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York

November 25, 2009